                                                                  Exhibit 99(a)

                                              CONTACT:
                                              --------
                                              Reed Byrum - EDS
                                              (+1) (972) 605-6790
                                              reed.byrum@eds.com

FOR IMMEDIATE RELEASE THURSDAY, FEB. 3, 2000

EDS FOURTH QUARTER EPS INCREASES 15% TO $0.61

Fourth Quarter Contract Signings Hit Record $11.2 Billion;
Operating Margin Increases to 9.7 Percent
-------------------------------------------------------------------------------
PLANO, Texas - EDS today reported fourth quarter 1999 net income of $295.0 million and diluted earnings per share of $0.61, prior to pre-tax restructuring charges of $422.2 million and gains of $28.0 million. The $0.61 diluted earnings per share represents a 15 percent growth over the prior year. Operating margins on a comparable basis increased to 9.7 percent from 8.9 percent in the fourth quarter of the prior year. Net income for the fourth quarter 1998 was $264.1 million and diluted earnings per share were $0.53, prior to pre-tax charges and adjustments. Including all charges, gains and adjustments, net income for the fourth quarter 1999 was $42.7 million, compared with $142.2 million in 1998. On the same basis, diluted earnings per share were $0.09 and $0.29, respectively. Revenues for the quarter were $4.9 billion, compared to $4.4 billion in the comparable period in 1998.

For the year ended December 31, 1999, net income was $957.8 million and diluted earnings per share were $1.92, prior to pre-tax restructuring charges of $1.0 billion and gains on the disposition of certain assets of $199.5 million. The $1.92 diluted earnings per share represents a 13 percent growth over the prior year. Operating margins on a comparable basis increased to 8.2 percent from 7.6 percent in 1998. Net income for 1998 was $840.1 million and diluted earnings per share were $1.70, prior to pre-tax charges, gains and adjustments.
Including these items, net income for 1999 was $420.9 million, compared with $743.4 million in 1998. On the same basis, diluted earnings per share were $0.85 and $1.50, respectively. Revenues for the year were $18.5 billion, compared to $16.9 billion recorded in 1998.

Chairman's Remarks
------------------

"We are extraordinarily pleased to report better than expected earnings, record contract signings and significant progress in the e-commerce market with the launch of EDS CoNext," said Dick Brown, EDS chairman and CEO.

"We've been accelerating change in our company concurrent with the increasing demand for e-enabling technologies that drive the Digital Economy. Now, a re-invigorated EDS is leaner and more agile -- ready to fill the critical end-to-end e-commerce needs across the entire IT services value chain," Brown said.

"EDS' capabilities must be better understood by our clients and prospects around the world. To meet that need, we have created a marketing thrust unparalleled in EDS' history."

EDS' heightened market profile took shape with a sweeping advertising and branding campaign. EDS begins 2000 with the momentum of that campaign: prominent placement in global Y2K news coverage, a new corporate logo, and a Super Bowl ad debut.

Contract Signings
-----------------

Contract signings were a record $24.9 billion in 1999, demonstrating expansion and balance across geographies and industries. Signings more than doubled last year's $11.8 billion. Particular strength was shown in the United States this year, with 189 percent growth over 1998. Significant contract signings were also recorded in the other geographies. In the fourth quarter, signings at $11.2 billion were more than four times greater than 1998's comparable amount.

The record level of new contract signings during the quarter include a $6.4 billion contract -- the largest outsourcing contract ever in the communications industry -- with MCI WorldCom and $1.4 billion of total contract signings in Europe.

In addition to the $24.9 billion in contract signings, EDS concluded negotiations to extend its contract with GM North America to 2003.

At the end of 1999, EDS' backlog exceeded the prior year's amount by over 20 percent.

E-Commerce
----------

During the quarter, EDS reaffirmed its e-commerce strategy, creating a $1.5 billion venture fund and an e-commerce launch in the procurement space. The creation of the new venture fund increases EDS' commitment to the Internet, e-commerce and the emerging business-to-business (B2B) marketplace. In the B2B sector, EDS announced the creation of EDS CoNext, a B2B netmarket provider that will increase speed and achieve cost savings in procurement. EDS CoNext's positioning is strengthened by our alliance with Ariba.

For the year, e-business contract signings at EDS more than doubled, and EDS' record e-business pipeline was 64 percent larger than in 1998.

Company information
-------------------

EDS, a leader in the global information technology services industry for more than 35 years, delivers management consulting, electronic business solutions, and systems and technology expertise to improve the performance of more than 9,000 business and government clients in about 50 countries. The company's stock is traded on the New York Stock Exchange (NYSE:EDS) and the London Stock Exchange. Visit EDS via the Internet at http://www.eds.com.
                                         ------------------


The statements in this news release that are not historical statements, including statements regarding the value of our contract signings and backlog, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond EDS' control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see EDS' most recent Form 10-Q. EDS disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY OF RESULTS OF OPERATIONS
(in millions, except  per-share amounts)

                              Fourth Quarter Ended          Year Ended
                                  December 31,             December 31,
                                  ------------             ------------
                                1999        1998         1999        1998
                              --------    --------     ---------   ---------
Revenues (1)                  $4,877.4    $4,410.2     $18,534.2   $16,891.0

Costs and Expenses
 Cost of revenues              3,905.8     3,701.6      15,170.6    13,938.2
 Selling, general &
  administrative (2)             499.6       512.7       1,852.6     1,837.9
 Restructuring and other
  charges (3)                    422.2       (22.2)      1,038.3        48.1
                              --------    --------     ---------   ---------
Total Costs and Expenses       4,827.6     4,192.1      18,061.5    15,824.2
                              --------    --------     ---------   ---------

Operating Income                  49.8       218.1         472.7     1,066.8

Other Income
 Gain on Sale of Stock of
  Subsidiary (4)                  --          --            --          49.6
 Interest Expense and
  Other, Net (5)                  16.9         4.1         185.0        17.3
                              --------    --------     ---------   ---------
Total Other Income                16.9         4.1         185.0        66.9
                              --------    --------     ---------   ---------

Income Before Income Taxes        66.7       222.2         657.7     1,133.7

Provision for Income Taxes        24.0        80.0         236.8       390.3
                              --------    --------     ---------   ---------

Net Income                    $   42.7    $  142.2     $   420.9   $   743.4
                              ========    ========     =========   =========

Earnings Per
 Share (1)(2)(3)(4)(5)
  Basic                       $   0.09    $   0.29     $    0.87   $    1.51
  Diluted                         0.09        0.29     $    0.85   $    1.50
Weighted Average Number of
 Shares Outstanding
  Basic                          469.6       492.9         486.2       492.2
  Diluted                        482.7       497.6         498.0       495.5

Cash Dividends Per Share      $   0.15    $   0.15     $    0.60   $    0.60


(1) Revenues from General Motors Corporation ("GM") and its affiliates, excluding Delphi Automotive Systems Corporation ("Delphi"), amounted to $933.0 million and $949.7 million for the quarters ended December 31, 1999 and 1998, respectively, and $3,580.3 million and $3,610.0 million for the years ended December 31, 1999 and 1998, respectively. Delphi, previously a wholly owned subsidiary of GM, was spun off from GM on May 28, 1999. In addition, revenues for the quarter and year ended December 31, 1998 reflect a negative adjustment of $200.0 million primarily due to a contract dispute with Xerox Corporation. Revenues for the year ended December 31, 1998 also include $69.0 million related to the sale of a portion of the Company's leasing portfolio.
(2) Includes special charges of $12.7 million and $49.4 million for the fourth quarter and year ended December 31, 1998, respectively, related to executive retirements.
(3) Includes the following pre-tax charges: $422.2 million and $1,038.3 million associated with restructuring activities recorded in the quarter and year ended December 31, 1999, respectively; $(22.2) million resulting from the reversal of previously recorded restructuring charges during the quarter ended December 31, 1998; and $27.8 million for certain asset writedowns and $42.5 million for the write-off of acquired in-process research and development recorded during the year ended December 31, 1998.
(4) Tax-free gain on the sale of stock by Unigraphics Solutions Inc., previously a wholly owned subsidiary of EDS, on June 23, 1998.
(5) Includes net pre-tax gains of $28.0 million and $199.5 million for the quarter and year ended December 31, 1999, respectively, primarily resulting from the disposition of certain of the Company's investments.

SUMMARY OF CONSOLIDATED BALANCE SHEETS
(in millions)

                                                   December 31,  December 31,
                                                       1999          1998
                                                   ------------  ------------
ASSETS
Current Assets
 Cash and marketable securities                       $   728.7     $ 1,311.7
 Accounts receivable, net                               4,480.5       3,835.0
 Prepaids and other                                       575.1         486.6
                                                      ---------     ---------
Total Current Assets                                    5,784.3       5,633.3
                                                      ---------     ---------

Property and Equipment, Net                             2,459.8       2,708.1
                                                      ---------     ---------

Operating and Other Assets
 Investments and other assets                           1,483.6       1,717.6
 Software, goodwill, and other intangibles, net         2,701.2       1,467.1
                                                      ---------     ---------
Total Operating and Other Assets                        4,184.8       3,184.7
                                                      ---------     ---------

Total Assets                                          $12,428.9     $11,526.1
                                                      =========     =========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Accounts payable                                     $   378.1     $   329.8
 Accrued liabilities                                    3,312.6       2,511.1
 Deferred revenue                                         718.3         593.3
 Income taxes                                              --           174.9
 Current portion of long-term debt                        493.6          47.7
                                                      ---------     ---------
Total Current Liabilities                               4,902.6       3,656.8
                                                      ---------     ---------

Deferred Income Taxes                                     268.2         362.6
Long-term Debt                                          2,215.7       1,184.3
Redeemable Preferred Stock of Subsidiaries,
 Minority Interests and Other                             507.8         405.9
Total Stockholders' Equity                              4,534.6       5,916.5
                                                      ---------     ---------

Total Liabilities
 and Stockholders' Equity                             $12,428.9     $11,526.1
                                                      =========     =========


SUMMARY OF CONSOLIDATED CASH FLOWS
(in millions)

                                                               Fourth Quarter Ended           Year Ended
                                                                    December 31,             December 31,
                                                                    -----------              -----------
                                                                  1999       1998         1999         1998
                                                               ---------   --------   ----------    ---------
Net Cash provided by Operating Activities (1)                  $   902.3   $  865.7   $  2,062.4    $ 2,087.6
                                                               ---------   --------   ----------    ---------
Cash Flows from Investing Activities
  Proceeds from sale of marketable securities                        4.4       48.3        112.0        134.1
  Proceeds from investments and other assets                        34.7       22.4        577.6        271.4
  Proceeds from divestitures                                        57.5       36.9         66.5        408.4
  Payments for purchases of property and equipment                (179.6)    (256.5)      (684.9)      (870.3)
  Payments for investments and other assets                        (40.8)     (92.7)      (222.8)      (440.6)
  Payments related to acquisitions, net of cash acquired           (13.4)      --       (1,722.1)      (108.1)
  Payments for purchases of software and other intangibles         (35.4)     (34.9)      (113.7)      (110.0)
  Payments for purchases of marketable securities                  (13.8)     (29.1)       (47.2)      (120.8)
  Other                                                             42.9        4.4        160.2         57.1
                                                              ----------   --------   ----------    ---------
  Net cash used in investing activities                           (143.5)    (301.2)    (1,874.4)      (778.8)
                                                              ----------   --------   ----------    ---------
Cash Flows from Financing Activities
  Proceeds from long-term debt                                  13,928.5      391.7     30,366.2      7,254.8
  Payments on long-term debt                                   (13,906.0)    (578.9)   (28,955.8)    (7,911.7)
  Proceeds from sale of stock of subsidiaries                       --         --           --           65.1
  Purchase of treasury stock                                      (823.9)      --       (1,835.7)       (93.3)
  Employee stock transactions and related tax benefits              57.9      (14.8)       162.4         39.0
  Dividends paid                                                   (70.0)     (73.9)      (291.5)      (295.3)
                                                              ----------   --------   ----------    ---------
  Net cash used in financing activities                           (813.5)    (275.9)      (554.4)      (941.4)
                                                              ----------   --------   ----------    ---------
     Effect of Exchange Rate Changes on Cash
  and Cash Equivalents                                             (38.2)     (11.9)      (135.2)        (6.0)
                                                              ----------   --------   ----------    ---------
     Net Increase (Decrease) in Cash
  and Cash Equivalents                                             (92.9)     276.7       (501.6)       361.4
                                                              ----------   --------   ----------    ---------
Cash and Cash Equivalents at Beginning of Period                   630.1      762.1      1,038.8        677.4
                                                              ----------   --------   ----------    ---------
Cash and Cash Equivalents at End of Period                    $    537.2   $1,038.8   $    537.2    $ 1,038.8
                                                              ==========   ========   ==========    =========


(1) Depreciation and amortization for the quarter and year ended December 31, 1999, was $369.4 million and $1,435.8 million, respectively. Depreciation and amortization for the quarter and year ended December 31, 1998, was $387.9 million and $1,393.7 million, respectively.